Exhibit 99.4

ADHERENCE AGREEMENT

THIS ADHERENCE AGREEMENT (this “Agreement”) is entered into on April 5, 2016

BY:

Alibaba Investment Limited, a limited liability company organized and existing under the laws of the British Virgin Islands with its registered address at Trident Chambers, P.O. Box 146 Road Town, Tortola, British Virgin Islands (the “New Member”).

RECITALS:

(A)                               On July 6, 2015, the parties listed on Annex A to this Agreement (the “Existing Members”) entered into a consortium agreement (the “Consortium Agreement”) and proposed to undertake an acquisition transaction (the “Transaction”) with respect to Momo Inc. (the “Target”), a company incorporated under the laws of the Cayman Islands and listed on the NASDAQ Global Select Market (the “NASDAQ”), pursuant to which the Target would be delisted from the NASDAQ and deregistered under the United States Securities Exchange Act of 1934, as amended.

(B)                               Additional members may be admitted to the Consortium pursuant to Section 1.02 of the Consortium Agreement.

(C)                               The New Member now wishes to participate in the Transaction contemplated under the Consortium Agreement, to sign this Agreement, and to be bound by the terms of the Consortium Agreement as a Party thereto.

THIS AGREEMENT WITNESSES as follows:

1.                                      Defined Terms And Construction

(a)                            Capitalized terms used but not defined herein shall have the meaning set forth in the Consortium Agreement.

(b)                            This Agreement shall be incorporated into the Consortium Agreement as if expressly incorporated into the Consortium Agreement.

2.                                      Undertakings

(a)                            Assumption of obligations

The New Member undertakes to each other Party to this Agreement that it will, with effect from the date hereof, perform and comply with each of the obligations of a Party as if it had been a Party to the Consortium Agreement at the date of execution thereof and the Existing Members agree that where there is a reference to a “Party” it shall be deemed to include a reference to the New Member and with effect from the date hereof, all the rights of a Party provided under the Consortium Agreement will be accorded to the New Member as if the New Member had been a Party under the Consortium Agreement at the date of execution thereof.

3.                                      Representations And Warranties

(a)                                 The New Member represents and warrants to each of the other Parties as follows:

(1)                                 Status

It is a company duly organized, established and validly existing under the laws of the jurisdiction stated in preamble 1 of this Agreement and has all requisite power and authority to own, lease and operate its assets and to conduct the business which it conducts.

(2)                                 Due Authorization

It has full power and authority to execute and deliver this Agreement and the execution, delivery and performance of this Agreement by the New Member has been duly authorized by all necessary action on behalf of the New Member.

(3)                                 Legal, Valid and Binding Obligation

This Agreement has been duly executed and delivered by the New Member and constitutes the legal, valid and binding obligation of the New Member, enforceable against it in accordance with the terms hereof.

(4)                                 Ownership

As of the date of this Agreement, (i) the New Member holds (A) of record the number of outstanding Target Ordinary Shares set forth under the heading “Shares Held of Record” next to its name on Schedule A hereto (specifying the number held as ordinary shares and in the form of ADSs), free and clear of any encumbrances or restrictions, and (B) the other Securities set forth under the heading “Other Securities” next to its name on Schedule A hereto, in each case free and clear of any encumbrances or restrictions; (ii) the New Member has the sole right to control the voting and disposition of such Target Ordinary Shares (if any) and any other Securities (if any) held by it; and (iii) none of the New Member and its Affiliates owns, directly or indirectly, any Target Ordinary Shares or other Securities, other than as set forth on Schedule A hereto.

(5)                                 Reliance

Each Party acknowledges that the other Parties have entered into this Agreement on the basis of and reliance upon (among other things) the representations and warranties in Sections 3(a)(1) to 3(a)(4) and have been induced by them to enter into this Agreement.

4.                                      Notice

Any notice, request, instruction or other document to be provided hereunder by any Party to another Party shall be in writing and delivered personally or sent by facsimile, overnight courier or electronic mail, to the address, facsimile number or electronic mail address provided under the Consortium Agreement, or to any other address, facsimile number or electronic mail address as a Party may hereafter specify for the purpose by notice to the other Parties hereto. All such notices, requests and other communications, (a) if hand delivered, shall be deemed received on the date of receipt by the recipient thereof if received prior to 6:00 p.m. on a Business Day in the place of receipt; otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt; (b) if posted by mail, it shall be treated as delivered five (5) days after posting; (c) if transmitted by facsimile or electronic mail, shall be deemed received upon confirmation of delivery.

5.             Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of New York.

6.             Dispute Resolution.

 (a)                         Any disputes, actions and proceedings against any Party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 6(a). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

 (b)                         Notwithstanding the foregoing, the Parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 6, any Party may, to the extent permitted under the laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 6(b) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 6(a) in any way.

7.             Specific Performance.

Each Party acknowledges and agrees that the other Parties would be irreparably injured by a breach of this Agreement by it and that money damages alone are an inadequate remedy for actual or threatened breach of this Agreement. Accordingly, each Party shall be entitled to specific performance or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement, in addition to all other rights and remedies available at law or in equity to such Party, including the right to claim money damages for breach of any provision of this Agreement.

[Signature page follows.]

EXECUTION VERSION

IN WITNESS WHEREOF, the New Member has caused this Agreement to be duly executed by its respective authorized officers as of the day and year first above written.

ALIBABA INVESTMENT LIMITED

By:	/s/ Timothy A. Steinert
Name:	Timothy A. Steinert
Position:	Authorized Signatory

Notice details

Address:

c/o Alibaba Group Services Limited, 26/F
Tower One, Times Square, 1 Matheson Street,
Causeway Bay, Hong Kong

Email:	legalnotice@hk.alibaba-inc.com
Facsimile:	+852-2215-5200

[Signature Page - Project Mona Lisa Adherence Agreement]

ANNEX A (ADHERENCE AGREEMENT)

EXISTING MEMBERS

Mr. Yan Tang

Matrix Partners China II Hong Kong Limited

Sequoia Capital China Investment Management L.P.

Huatai Ruilian Fund Management Co., Ltd.

SCHEDULE A (ADHERENCE AGREEMENT)

SHARES HELD OF RECORD

	Shares Held Record
	Target Class A Ordinary	Target Class B Ordinary		Other
New Member	Shares	Shares	ADSs	Securities
Alibaba Investment Limited	76,269,140	--	740,000	--